As filed with the Securities and Exchange Commission on July 20, 2015

Registration No. 333-180266

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT NO. 333-180266

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MERU NETWORKS, INC.

(Exact name of registrant as specified in its charter)

Delaware	26-0049840
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification No.)

894 Ross Drive

Sunnyvale, CA 94089

(Address of principal executive offices) (Zip Code)

Meru Networks, Inc. 2010 Stock Incentive Plan

Meru Networks, Inc. 2010 Stock Purchase Plan

Inducement Stock Option Plan and Agreement

Service-Based Restricted Stock Unit Plan and Agreement

Performance-Based Restricted Stock Unit Plan and Agreement

(Full title of the Plan(s))

John Whittle

General Counsel and Secretary

Meru Networks, Inc.

894 Ross Drive

Sunnyvale, CA 94089

(408) 215-5300

(Name, address, telephone number, including area code, of agent for service)

Copies to:

Jeffrey R. Vetter, Esq.

Andrew Luh, Esq.

Fenwick & West LLP

801 California Street

Mountain View, CA 94041

(650) 988-8500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE / DEREGISTRATION OF UNSOLD SECURITIES

Meru Networks, Inc. (the “Company”) is filing this Post-Effective Amendment No. 1 to the following registration statement on Form S-8 (the “Registration Statement”) to withdraw and remove from registration the unissued and unsold shares of the Company’s common stock, par value $0.0005 per share (the “Common Stock”), and any other securities issuable by the company pursuant to the Registration Statement:

•	Registration Statement on Form S-8, File No. 333-180266, filed with the SEC on March 22, 2012, pertaining to the registration of 1,583,728 shares of Common Stock for issuance under the Meru Networks, Inc. 2010 Stock Incentive Plan, the Meru Networks, Inc. 2010 Employee Stock Purchase Plan, the Inducement Stock Option Plan and Agreement, the Service-Based Restricted Stock Unit Plan and Agreement, and the Performance-Based Restricted Stock Unit Plan and Agreement;

On July 8, 2015, pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of May 27, 2015, by and among the Company, Fortinet, Inc., a Delaware corporation (“Parent”), and Malbrouck Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), the Merger Sub merged with and into the Company, with the Company surviving the merger as a wholly-owned subsidiary of Parent (the “Merger”).

In connection with the Merger, the Company has terminated all offerings of the Company’s securities pursuant to the Registration Statement. Accordingly, pursuant to the undertaking contained in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities being registered which remain unsold at the termination of the offering, the Company is filing this post-effective amendment to the Registration Statement to deregister all of such securities of the Company registered under the Registration Statement that remain unsold as of the effective time of the Merger, if any.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Sunnyvale, State of California on July 20, 2015.

MERU NETWORKS, INC.

By:	/s/ John Whittle
John Whittle
General Counsel and Secretary

Note: No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.